Exhibit 10.23

M E M O R A N D U M

TO:

Andy Cahill

FROM:	Gary Greenfield
DATE:	April 21, 2003
SUBJECT:	Severance Agreement

In recognition of the current challenges facing Peregrine Systems and the role you are expected to play in achieving aggressive targets and maintaining a positive work environment in the Field Operations group, you will be provided with severance protection, in the gross amount of $300,000 if you are terminated by the company for reasons other than “for cause” prior to June 8, 2004.  This payment is in addition to the amount provided under the Key Employee Severance Plan (KESP).

Approved:

Gary Greenfield	Date

Accepted and Agreed:

Andy Cahill	Date